                                  EXHIBIT 2.2

                    ESCROW AND MINORITY INVESTMENT AGREEMENT

     This ESCROW AND MINORITY INVESTMENT AGREEMENT (this "Agreement") is made and entered into as of August 31, 1998 among Clarus Corporation, former known as SQL Financials International, Inc., a Delaware corporation ("SFI"), Elekom Corporation, a Washington corporation ("Elekom"), and US Bank Trust National Association (together with its successors and assigns, the "Escrow Agent").

                                    RECITALS

     A. SFI has entered into an Agreement and Plan of Reorganization dated as of August 31, 1998 (the "Merger Agreement") with Elekom pursuant to which SFI
                         ----------------
will acquire all of the stock and going business of Elekom pursuant to a forward triangular merger (the "Merger");
                        ------

     B. Pursuant to Section 10.3 of the Merger Agreement, SFI has agreed to deposit with the Escrow Agent $2 million to be distributed to Elekom or to be returned to SFI in each case in accordance with this Agreement.

     D. The execution and delivery of this Agreement by Elekom is a condition precedent to the obligations of SFI under the Merger Agreement.

     E.  The Escrow Agent is willing to act as escrow agent hereunder.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1 SPECIFIC DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated below.

     "Claim Amount," with respect to any Notice of Claim, means Two Million Dollars ($2,000,000) due to Elekom pursuant to Section 10.3 of the Merger Agreement.

     "Contesting Direction" means a written direction from SFI, which direction contests an Elekom Direction. Each Contesting Direction must be delivered to the Escrow Agent in the manner set forth in Section 7 hereof, and copies of such direction must be delivered in like manner to Elekom.
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     "Elekom Direction" means a written direction from Elekom specifying that a claim referred to in Section 10.3 of the Merger Agreement and covered by a Notice of Claim has been made, and further specifying the Claim Amount. Each Elekom Direction must be delivered to the Escrow Agent in the manner set forth in Section 7 hereof, and copies of such direction must be delivered in like manner to SFI.

     "Escrow Fund" has the meaning ascribed to such term in Section 3 hereof.

     "Escrow Termination Date" means the earlier of (i) the date of the Closing of the transactions contemplated by the Merger Agreement, (ii) the date of termination of the Merger Agreement for any reason other than an item specified in Section 10.3 of the Merger Agreement which provides for release of the Escrow Funds as set forth herein, and (iii) November 15, 1998.

     "Holdback" has the meaning ascribed to such term in Section 4.1 hereof.

     "Joint Direction" means a written direction relating to (i) a Notice of Claim, (ii) the investment of the Escrow Fund or, (iii) removal of the Escrow Agent in accordance with Section 5.8 hereof, in each case executed by Elekom and SFI, and delivered to the Escrow Agent in the manner set forth in Section 7 hereof.

     "Notice of Claim" means a written notice from Elekom delivered to the Escrow Agent and SFI in the manner set forth in Section 7 hereof on or before the Escrow Termination Date, specifying that facts exist which may give rise to a claim under Section 10.3 of the Merger Agreement, also specifying the Claim Amount and describing in reasonable detail the nature of the matter or matters covered by the Notice of Claim.

     1.2  GENERALLY

     Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     1.3  NOT A PARTY TO OTHER AGREEMENTS

     The Escrow Agent is not a party to, and is not bound by or obligated to take any notice of, any agreement out of which this escrow may arise, including, but not limited to, the Merger Agreement.

2.   APPOINTMENT OF ESCROW AGENT

     Elekom and SFI hereby appoint US Bank Trust National Association, __ as Escrow Agent, and US Bank Trust National Association hereby agrees to serve as Escrow Agent upon the terms and conditions set forth herein.

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3.   ESCROW FUND

     3.1  DEPOSIT; ESTABLISHMENT OF ESCROW FUND

     On the date hereof, SFI has deposited with the Escrow Agent funds in the aggregate amount of $2,000,000, which the Escrow Agent shall promptly deposit in a fully segregated escrow account and invest in accordance with the instructions given in Section 3.2 below (the "Escrow Fund") for the purpose of holding such amounts in trust for the benefit of Elekom and SFI and which funds will be retained, managed and disbursed by the Escrow Agent subject to the terms and conditions hereof. Any and all interest which may be earned and received on the Escrow Fund shall be for the account of SFI and shall not constitute part of the Escrow Funds.

     3.2  INVESTMENT OF FUNDS

     During the term of this Agreement, the Escrow Agent shall invest and reinvest any funds on deposit in the Escrow Fund in (i) an interest-bearing account or other investment vehicle specified by SFI with a maturity not greater than thirty (30) days and which is limited to investments backed by the United States Government or such financial institutions insured by the Federal Deposit Insurance Corporation, having a net worth of not less than US One Hundred Million Dollars ($100,000,000) or (ii) such other securities as are set forth in a Joint Direction, until such time as the entire amount of the Escrow Fund is released from escrow and paid out by the Escrow Agent in accordance with the terms of this Agreement. The record owner of any securities or other investments in which the assets of the Escrow Fund are from time to time invested or reinvested shall be the Escrow Agent or its nominee. In no event shall any part of the Escrow Fund be commingled with any other funds held by the Escrow Agent or any of its parents, subsidiaries or affiliates. The Escrow Agent shall, promptly following the end of each calendar month, send to each of SFI and Elekom with respect to the Escrow Fund a statement of holdings and transactions in form and substance customarily provided to clients, which statement shall include, without limitation, interest or other income received during such calendar month in respect of the Escrow Fund, which shall be paid over to SFI on a monthly basis.


     All entities entitled to receive interest from the escrow agent will provide Escrow Agent with a W-9 or W-8 IRS tax form prior to the disbursement of interest. A statement of citizenship will be provided if requested by Escrow Agent.

     Parties hereto may elect to request transfer of funds by Fedwire from time to time, subject to the conditions stated herein. Parties hereto agree that the wire transfer security procedures identified on the attached Exhibit A to this agreement are commercially reasonable. Parties hereto further agree that Escrow Agent should use these procedures to detect unauthorized wire transfer payment requests prior to executing such requests and further agree that any request acted upon by the Escrow Agent in compliance with these security procedures, whether or not authorized, shall be treated as an authorized request. Parties hereto agree that the Escrow Agent has the right to change the wire transfer security procedures from time to time and that use of any changed procedures evidences the acceptance of the commercial reasonability of such change by the parties hereto.

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4.   ADMINISTRATION OF ESCROW FUND

     4.1  CLAIMS AGAINST ESCROW FUND

     If, on or before the Escrow Termination Date, the Escrow Agent receives a Notice of Claim from Elekom, then, the Escrow Agent shall, from and after its receipt of that Notice of Claim, hold the Escrow Fund (the "Holdback") until such time (whether before or after the Escrow Termination Date) as the conditions of Section 4.2 hereof have been complied with as to such Notice of Claim.

     4.2  DISTRIBUTIONS

          4.2.1  DISTRIBUTIONS ON JOINT DIRECTION

     If at any time, or from time to time, prior to, or on the Escrow Termination Date, the Escrow Agent receives a Joint Direction regarding a Notice of Claim, the Escrow Agent shall comply with such Joint Direction.

          4.2.2  DISTRIBUTION ON ELEKOM DIRECTION

     (a) If at any time, or from time to time, prior to, or on the Escrow Termination Date, the Escrow Agent receives an Elekom Direction, and if the Escrow Agent does not within 20 days after the date of its receipt of that Elekom Direction receive a related Contesting Direction, then the Escrow Agent shall, within 3 days after such 20th day and after confirmation with Elekom of the amount, pay to Elekom the Claim Amount, as specified in the Elekom Direction, or the remainder of the Escrow Fund should it be less than the Claim Amount. Elekom hereby agrees that such funds shall constitute a bridge loan pursuant to section 10.3 of the Merger Agreement.

     (b) If the Escrow Agent does receive a Contesting Direction within such 20-day period, then it shall continue to hold any Holdback amount necessary to cover any disputed portion of the Claim Amount until such time as the Escrow Agent receives either a Joint Direction, or a notice from Elekom or SFI directing the Escrow Agent with respect to the disbursement, release or any other disposition of the amount of the Holdback accompanied by a copy of the final order, judgment or decree from a court of competent jurisdiction with respect to such claim, and the Escrow Agent has received an opinion of legal counsel (the reasonable fees and cost for which shall be an additional Loss hereunder) acceptable to the Escrow Agent that as to such order, judgment or decree all rights of appeal have expired or been waived. Within 5 days of the receipt by the Escrow Agent of such Joint Direction or such notice and legal opinion contemplated by the immediately preceding sentence, the Escrow Agent shall distribute to Elekom or SFI (as specified in such Joint Direction or such notice) the Claim Amount specified in such Joint Direction or the amount contemplated by such notice, as the case may be, or the remainder of the Escrow Fund should it be less. If payment is to be made to Elekom pursuant to this
Section 4.2.2, such payment must be made in the manner set forth in Section 4.3 hereof.

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          4.2.3  DISTRIBUTIONS ON ESCROW TERMINATION DATE

     On the Escrow Termination Date, without further notice or request, the Escrow Agent shall distribute to SFI in the manner set forth in Section 4.3 hereof any amounts remaining in the Escrow Fund which are not subject to Holdback. Amounts remaining in the Escrow Fund which are subject to Holdback will be distributed when, and only when, the conditions of Section 4.2.2 hereof are satisfied.

     4.3  DISTRIBUTIONS TO SFI AND ELEKOM

     In the event that the Escrow Agent is required to distribute any part of the Escrow Fund to Elekom or SFI, the Escrow Agent will make payment by issuance of its check, delivered by first class or overnight mail to the address set forth in Section 7 hereof, representing an amount equal to the total amount then to be distributed from the Escrow Fund.

5.   ESCROW AGENT

     5.1  PAYMENTS TO ESCROW AGENT

     Escrow Agent shall be paid for services hereunder in accordance with the attached fee schedule and shall be reimbursed for its out of pocket expenses for fees of counsel in setting up the escrow. Payments of all fees shall be the responsibility of Elekom and may, to the extent of unpaid fees and expenses, be deducted from any property placed within the escrow with Escrow Agent. In the event that Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader or in the event that the conditions of this escrow are not promptly fulfilled, or Escrow Agent is required to render any service not provided for in this agreement and fee schedule, or there is any assignment of the interest of this escrow or any modification hereof, Escrow Agent shall be entitled to reasonable compensation for such extraordinary services and reimbursement for all fees, costs, liability and expenses, including attorney fees. The Escrow Agent may amend its fee schedule from time to time on 60 days prior written notice to the parties.

     If any controversy arises between the parties hereto or with any third person, Escrow Agent shall not be required to resolve the same or to take any action to do so but may, at its discretion, institute such interpleader or other proceedings as it deems proper. Escrow Agent may rely on any joint written instructions as to the disposition of funds, assets, documents, or other held in escrow.

     5.2  INDEMNIFICATION OF ESCROW AGENT

     The Escrow Agent will be indemnified and held harmless by Elekom and SFI from and against any and all reasonable and necessary fees and expenses arising

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

out of or relating to the execution or performance by the Escrow Agent of its duties under this Agreement, including reasonable and necessary attorneys' fees, expenses and disbursements, including without limitation fees and expenses incurred prior to trial, at trial, and on appeal and in any bankruptcy or arbitration proceeding, or losses suffered by the Escrow Agent hereunder; provided, however, that the Escrow Agent will not be indemnified and held harmless with respect to such fees and expenses or losses which result from or arise out of the Escrow Agent's gross negligence, willful misconduct or bad faith.

     5.3  ESCROW AGREEMENT GOVERNS

     The duties and obligations of the Escrow Agent will be determined solely by the express provisions of this Agreement, and the Escrow Agent will not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

     5.4  RELIANCE ON DOCUMENTS, INSTRUMENTS, SIGNATURES

     In the performance of its duties hereunder, the Escrow Agent will be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and will not be required to investigate the truth or accuracy of any statement contained in any such document or instrument, or whether or not the document, instrument or notice has been delivered to any party other than the Escrow Agent, or whether or not a Notice of Claim contains "reasonable detail" of the issue underlying the amount claimed or the reason for the claim. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

     5.5  REMOVAL AND RESIGNATION

     The Escrow Agent may at any time be removed by a Joint Direction upon 30 days' notice. The Escrow Agent or any successor to it as Escrow Agent hereunder appointed may at any time resign and be discharged of the duties imposed hereunder by giving 30 days' notice to each of SFI and Elekom. Such removal or resignation shall take effect upon a successor escrow agent's acceptance of such appointment. Any such successor will be jointly appointed by SFI and Elekom.

     5.6  MERGER

     Any corporation into which the Escrow Agent may be merged or with which it may be consolidated, or to which it may sell substantially all of its corporate trust business, or any corporation resulting from any merger or consolidation or conversion to which it shall be a party, shall in fact be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties hereto.

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

6.   TERM AND EFFECT

     This Agreement will take effect immediately upon receipt by the Escrow Agent of the Escrow Fund and will terminate when the Escrow Agent has distributed all amounts contained in the Escrow Fund.

7.   NOTICES

     All notices, demands and other communications required or permitted hereunder shall be in writing and may be telexed or telecopied, which shall be followed forthwith by letter, and such notice, request, demand or other communication shall be deemed to have been received on the next business day following dispatch and acknowledgment of receipt by the recipient's telex or telecopy machine. In addition, notices hereunder may be delivered by hand, in which event the notice shall be deemed effective when delivered, or by overnight courier, in which event the notice shall be deemed to have been received on the next business day following delivery to such courier. Notices, requests, demands and other communications may not be given by regular or certified mail. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:(or such other address for a party as shall be specified by like notice):

     If to Company:


          Elekom Corporation

          Pacific First Plaza, Eighth Floor
          155 - 108th Avenue
          Bellevue, Washington  98004
          Attention:             Norman Behar, President and CEO
          Facsimile:             (425) 990-3075
          Telephone:             (425)-990-3060

     With a copy (which shall not constitute notice) to:

          Perkins Coie LLP
          411 - 108th Avenue N.E.
          Suite 1800
          Bellevue, Washington  98004-5584
          Attention:             Kurt Becker
          Facsimile:             (425) 453-7350

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

     If to SFI:

          SQL Financials International, Inc.
          3950 Johns Creek Court
          Suite 100
          Suwanee, Georgia  30024
          Attention:             Stephen P. Jeffery, President and CEO
          Facsimile:             (770) 291-8573
          Telephone:             _____________________

     With a copy (which shall not constitute notice) to:

          Womble Carlyle Sandridge & Rice, PLLC
          1275 Peachtree Street, N.E.
          Suite 700
          Atlanta, Georgia  30309
          Attention:  G. Donald Johnson, Esq.
          Facsimile:  (404) 888-7490



(c)  If to Escrow Agent:

          US Bank Trust National Association
          601 Union Street, Suite 2120
          Seattle, WA  98101
          Attention:  Linda Houston
          Facsimile:  (206)  461-4175
          Telephone:  (206)  461-4105

     Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 16.

8.   COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.   APPLICABLE LAW

     This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without regard to any rules governing conflicts of laws. The exclusive jurisdiction for any action by any of the parties hereto with respect to this Agreement or the Escrow Funds shall be the state and federal courts situated in Hennepin County, Minnesota.

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

10.  ASSIGNMENT

     This Agreement will inure to the benefit of, and be binding upon, SFI and Elekom and their successors and assigns. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by it only to a successor to the Escrow Agent's entire corporate trust department.

11.  ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS

     This Agreement contains the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions, arrangements or understandings with respect thereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.  EXPENSES

     Except as otherwise provided for herein, each party shall be responsible for its own costs and expenses with respect to matters involving this Agreement.

13.  HEADINGS

     The headings in this Agreement shall be solely for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions of sections of this Agreement.

14.  SEVERABILITY

     If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained therein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

15.  COVENANT REGARDING USE OF US BANK TRUST NATIONAL ASSOCIATION NAME

     The parties hereto hereby agree not to use the name of U.S. BANK TRUST NATIONAL ASSOCIATION to imply an association with the transaction other than that of a legal escrow agent.

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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              CLARUS CORPORATION, formerly known as SQL
                              Financials International, Inc.

                              By:
                                  -------------------------------------

                                  Stephen P. Jeffery, President and CEO
                                  -------------------------------------


                              ELEKOM CORPORATION

                              By:
                                  -------------------------------------

                                   Norman Behar, President and CEO
                                   -------------------------------

                                 Its:

                                  -------------------------------------

                              ESCROW AGENT

                              By:  /s/
                                  -------------------------------------

                                 Its:

                                  -------------------------------------


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